Exhibit 99.1

TERMINATION OF JOINT FILING AND SOLICITATION AGREEMENT

August 3, 2022

VIA E-MAIL

JDS1, LLC

2200 Fletcher Avenue, Suite 501

Fort Lee, NJ 07024

Attention: Julian D. Singer, Managing Member

Re:       Termination of Joint Filing and Solicitation Agreement dated March 7, 2022

Reference is hereby made to that certain Joint Filing and Solicitation Agreement, dated March 7, 2022, by and among the undersigned (the “Joint Filing and Solicitation Agreement”).

Intending to waive any requirement under the Joint Filing and Solicitation Agreement to receive 24 hours’ advance written notice of termination from a party seeking to terminate the Joint Filing and Solicitation Agreement, the undersigned, constituting all the parties to the Joint Filing and Solicitation Agreement, hereby terminate the Joint Filing and Solicitation Agreement in its entirety, effective immediately. Pursuant to Section 12 of the Joint Filing and Solicitation Agreement, this letter serves as formal notice of to you and each of the undersigned parties of the termination of the Joint Filing and Solicitation Agreement.

[Signature Page to Termination of the Joint Filing and Solicitation Agreement Follows]

[Signature Page to Termination of the Joint Filing and Solicitation Agreement]

JDS1, LLC

By: /s/ Julian D. Singer

Name: Julian D. Singer

Title: Managing Member

CCUR HOLDINGS, INC.

By: /s/ Igor Volshteyn

Name: Igor Volshteyn

Title: CEO and President

CIDM II, LLC

By: /s/ Julian D. Singer

Name: Julian D. Singer

Title: Managing Member

/s/ David S. Oros

David S. Oros

/s/ Julian D. Singer

Julian D. Singer, individually and as attorney-in-fact for Shelly C. Lombard, Matthew Stecker, and Igor Volshteyn